                                                                    EXHIBIT 99.1

[GEN-PROBE LOGO]

FOR IMMEDIATE RELEASE

CONTACTS:

Gen-Probe Incorporated               Noonan Russo Presence Euro RSCG
Lora Pike                            Amy Sullivan
Director, Investor Relations         Senior Vice President and General Manager
Tel:  858-410-8673                   Tel:  415-677-4455, ext. 219
lorap@gen-probe.com                  a.sullivan@nrp-euro.com

          GEN-PROBE REPORTS RECORD FIRST QUARTER 2003 FINANCIAL RESULTS

- Product sales increase 62.1% led by commercial sales of blood screening products and strength in the Company's core STD (sexually transmitted disease) products

-        Net income increases more than 180% compared to the same period in 2002

SAN DIEGO, CA, April 29, 2003 - Gen-Probe Incorporated (Nasdaq: GPRO) today reported its financial results for the quarter ended March 31, 2003. Total revenues for the first quarter of 2003 were $46.2 million compared to $33.8 million for the first quarter of 2002, an increase of 36.7%. Product sales for the first quarter of 2003 were $43.6 million compared to $26.9 million for the first quarter of 2002, an increase of 62.1%. Net income for the first quarter was $8.7 million, or $0.36 per share, compared to net income of $3.1 million, or $0.13 per share, in the first quarter of 2002. This represents an increase of 180.7% over the same period in 2002.

Net income for the first quarter of 2003 was favorably affected by significantly lower than planned operating expense levels for product development, marketing and sales expenses. Net income was also affected by improved gross margins resulting from economies of scale achieved in the manufacturing of the Procleix(R) HIV-1/HCV blood screening assay due to an increase in the number of units manufactured.

The substantial increase in product sales for the first quarter is principally a result of the impact of commercial pricing for the Procleix HIV-1/HCV blood screening assay. In the first quarter of 2002, prior to regulatory approval, Gen-Probe recorded revenues related to use of its blood screening products in the U.S. as collaborative research revenue. Gen-Probe also recognized significant year-over-year growth for the Company's STD products, which was fueled by demand for the Company's APTIMA(R) Combo(TM) 2 Assay, an FDA-cleared, amplified nucleic acid test for the simultaneous detection of Chlamydia trachomatis and Neisseria gonorrhea.

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"First quarter results demonstrate significant strength in our clinical diagnostics and blood screening businesses and our ability to grow revenues," said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. "We remain on track to ensure the continued success of our business and are working on several initiatives in 2003, including the initiation of clinical trials for the TIGRIS(TM) System for both clinical diagnostics and blood screening applications, initiation of clinical trials of the Gen-Probe/Chiron Ultrio(TM) Assay, and introduction of the West Nile virus (WNV) blood screening assay under an Investigational New Drug (IND) application. The Ultrio Assay is expected to be available internationally in 2004 and our WNV assay is expected to be available in the U.S. under an IND by July 1 of this year."

FIRST QUARTER HIGHLIGHTS:

-        HIV-1/HCV BLOOD SCREENING ASSAY CONTRIBUTES 38.1% OF PRODUCT SALES
         REVENUES: The Company generated Procleix product sales of $16.6 million in the first quarter of 2003. This compares to $7.0 million of total blood screening revenues in the first quarter of 2002. Prior to FDA approval, all U.S. shipments were on a cost recovery basis. Cost recovery included in the first quarter of 2002 amounted to approximately $4.2 million. Gen-Probe's blood screening assay is marketed worldwide by Chiron Corporation as the Procleix System.

- WEST NILE VIRUS ASSAY: The FDA accepted Gen-Probe's Investigational New Drug application to initiate testing on banked blood samples from last year's WNV epidemic using the Company's West Nile virus assay. Additionally, the Company received a commitment for $2.47 million in supplemental contract funding from the National Heart, Lung, and Blood Institute (NHLBI) of the National Institutes of Health (NIH) to continue development of this assay for the detection of WNV in donated blood and organs. To date, the NHLBI has committed a total of $3.47 million to Gen-Probe for the development of a blood screening nucleic acid test (NAT) for WNV.

-        RESEARCH AND DEVELOPMENT EXPENSES DECREASED TO 24.0% OF TOTAL REVENUES:
         Research and development (R&D) expenses decreased $1.7 million to $11.1 million, or 24.0% of total revenues, in the first quarter of 2003 from $12.8 million, or 37.9% of total revenues, in the same quarter last year. The decrease was primarily the result of the elimination of $1.6 million of manufacturing costs for blood screening assays charged to R&D expense in the first quarter of 2002. During the remainder of 2003 and in 2004, the Company expects to incur additional manufacturing-related R&D expenses associated with the production of clinical trial lots related to the TIGRIS System and the Company's other blood screening products in development.

- GEN-PROBE IN STRONG CASH POSITION: As of March 31, 2003, the Company had $112.5 million of cash, cash equivalents and short-term investments and no long-term debt.

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GUIDANCE UPDATE

The following statements in this "Guidance Update" contain forward-looking statements describing management's current expectations for the future. In accordance with its guidance policy, Gen-Probe does not include the impact of potential transactions in its revenue and earnings estimates until it is certain that such transactions will be completed and will affect revenues and earnings during the period for which guidance is given. Although management's expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

Gen-Probe is revising its previous guidance for the year-end 2003. This is due to lower than planned operating expense levels during the first quarter of 2003. While the Company expects the gross margin as a percent of product sales to improve in 2003, manufacturing costs attributable to the production of development units will result in an increase in R&D expenses during the remainder of 2003. Additionally, continued strength in the Company's blood screening business and anticipated annual growth in its clinical diagnostic business further contributes to the Company's increased 2003 guidance. Revised guidance is as follows:

-        Total revenues of approximately $180 million to $190 million
-        Fully diluted earnings per common share of between $1.00 to $1.05

QUARTERLY CONFERENCE CALL

A live webcast of Gen-Probe's first quarter 2003 conference call for investors can be accessed via the Internet at http://www.gen-probe.com beginning at 4:45 p.m. Eastern Time on April 29, 2003. The webcast will be archived for at least 30 days. A telephone replay of the call will also be available until 5:45 p.m. ET on May 1, 2003. The replay number is 1-888-568-0634(U.S.) or 402-998-1534
(International).

ABOUT GEN-PROBE INCORPORATED

Gen-Probe Incorporated, founded in 1983, is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products used for the clinical diagnosis of human diseases and for screening donated human blood. Using its patented NAT technology, Gen-Probe has received FDA approvals or clearances for more than 50 products that detect a wide variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe and Bayer Corporation have formed a collaboration to develop, manufacture and market nucleic acid diagnostic tests for certain viral organisms, and under the agreement Bayer has the right to distribute these tests, including the recently approved VERSANT(R) HCV Qualitative Assay. Gen-Probe has 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and has approximately 700 employees. Additional information about the Company can be found on the Internet at www.gen-probe.com.

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TIGRIS and APTIMA are trademarks of Gen-Probe Incorporated
VERSANT is a trademark of Bayer Corporation
ULTRIO and PROCLEIX are trademarks of Chiron Corporation

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading "Guidance Update," are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the possibility that the market for the sale of our new products, such as our APTIMA Combo 2 assay, may not develop as expected, (ii) the enhancement of existing products and the development of new products may not proceed as planned, (iii) we may not be able to attract and retain key employees, (iv) we may not be able to compete effectively, (v) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations, (vi) we may not be able to complete development of our TIGRIS instrument, (vii) we are dependent on Chiron Corporation and other third parties for the distribution of some of our products, (viii) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (ix) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (x) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, and
(xi) our involvement in patent and other intellectual property litigation could be expensive and could divert management's attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including the Form 10-K for the year ended December 31, 2002, and all subsequent periodic fillings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

                                       ###
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                             GEN-PROBE INCORPORATED
                           CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,    MARCH 31,
                                                                         2002           2003
                                                                      -----------    -----------
                                                                                     (UNAUDITED)
                                                                            (IN THOUSANDS,
                                                                   EXCEPT SHARE AND PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents                                            $ 43,118      $ 41,736
  Short-term investments                                                 64,842        70,758
  Trade accounts receivable, net of allowance for doubtful
    accounts of $787 as of December 31, 2002 and $798 as of
    March 31, 2003                                                       11,891        16,304
  Accounts receivable - other                                             1,024         1,672
  Inventories                                                            12,928        13,850
  Deferred income taxes                                                   7,178         7,168
  Prepaid expenses and other current assets                               5,114         6,972
                                                                       --------      --------
Total current assets                                                    146,095       158,460

Property, plant and equipment, net                                       65,870        65,119
Capitalized software                                                     22,802        23,260
Goodwill, net of accumulated amortization of $7,677                      18,621        18,621
Other assets                                                              4,769         4,754
                                                                       --------      --------
Total assets                                                           $258,157      $270,214
                                                                       ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                     $  8,138      $  7,480
  Accounts payable to related parties                                        10            10
  Accrued salaries and employee benefits                                  8,961         5,850
  Other accrued expenses                                                  6,598        10,865
  Deferred revenue                                                        7,100        10,113
                                                                       --------      --------
Total current liabilities                                                30,807        34,318

Deferred income taxes                                                     5,112         5,112
Deferred revenue                                                          6,333         6,167
Deferred rent                                                               327           329

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.0001 par value per share, 20,000,000
    shares authorized, none issued and outstanding                           --            --
  Common stock, $.0001 par value per share; 100,000,000 shares
    authorized, 23,799,945 shares issued and outstanding                      2             2
  Additional paid-in capital                                            192,627       192,627
  Accumulated other comprehensive income                                    300           356
  Retained earnings                                                      22,649        31,303
                                                                       --------      --------
Total stockholders' equity                                              215,578       224,288
                                                                       --------      --------
Total liabilities and stockholders' equity                             $258,157      $270,214
                                                                       ========      ========

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                             GEN-PROBE INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED
                                                   MARCH 31,
                                              2002           2003
                                            --------      ----------
                                                  (UNAUDITED)
Revenues:
   Product sales                            $ 26,895       $ 43,620
   Collaborative research revenue              5,904          1,897
   Royalty and license revenue                   984            651
                                            --------       --------
Total revenues                                33,783         46,168

Operating expenses:
   Cost of product sales                      11,614         12,919
   Research and development                   12,803         11,149
   Marketing and sales                         4,220          4,655
   General and administrative                  4,359          4,626
   Amortization of intangible assets              84             84
                                            --------       --------
Total operating expenses                      33,080         33,433
                                            --------       --------
Income from operations                           703         12,735

Other income (expenses)
   Interest income                               101            457
   Interest expense                             (238)           (14)
   Other income (expenses), net                3,617              7
                                            --------       --------
Total other income (expenses), net             3,480            450
                                            --------       --------
Income before income taxes                     4,183         13,185

Income tax expense                             1,099          4,531
                                            --------       --------
Net income                                  $  3,084       $  8,654
                                            ========       ========
Basic and diluted net income per share      $   0.13       $   0.36
                                            ========       ========
Weighted average shares outstanding:
   Basic                                      23,800         23,800
                                            ========       ========
   Diluted                                    23,800         23,838
                                            ========       ========

 Certain prior year amounts have been reclassified to conform with the current year presentation.